                                                                    EXHIBIT 5.1


                          [VINSON & ELKINS LETTERHEAD]

WRITER'S TELEPHONE                                               WRITER'S FAX
  (713) 758-3622                                                (713) 615-5522


                                 August 29, 1997


Forcenergy Inc
2730 SW 3rd Avenue, Suite 800
Miami, FL 33129-2237

Ladies and Gentlemen:

         We have acted as counsel to Forcenergy Inc, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4, File No. 333-31675 (as amended, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), which Registration Statement relates to the proposed issuances by the Company of certain shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), in accordance with the Agreement and Plan of Merger dated as of June 19, 1997, as amended, among Edisto Resources Corporation ("Edisto"), Convest Energy Corporation ("Convest"), the Company and a subsidiary of the Company and the related Plan and Agreement of Merger (collectively, the "Merger Agreement") among the Company and Convest which Merger Agreement provides for the acquisition by the Company of Edisto and Convest by means of mergers described therein (the "Mergers"). In such connection, we are passing on certain legal matters in connection with the foregoing issuances of the Common Stock. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

         In connection with rendering this opinion, we have examined the Registration Statement and such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

         Based upon the foregoing examination and review, we are of the opinion that when the conditions to the Mergers set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under the Act) and the Mergers have been effected in accordance therewith, the shares of Common Stock to be issued in exchange for shares of common stock of Edisto and shares of common stock of Convest pursuant to the Merger Agreement will be validly issued, fully paid and non-assessable.

Forcenergy Inc
Page 2
August 29, 1997

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act and the rules and regulations of the Commission thereunder.

                                                 Very truly yours,

                                                 /s/ VINSON & ELKINS L.L.P.